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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

                                         Commission File Number   001-13719
                                                               ----------------


                            PROMUS HOTEL CORPORATION.
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             (Exact name of registrant as specified in its charter)


              755 CROSSOVER LANE, MEMPHIS, TN 38117 (901) 374-5000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      COMMON STOCK, $.01 PAR VALUE, AND PREFERRED SHARE PURCHASE RIGHTS
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

-------------------------------------------------------------------------------
        (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
-------------------------------------------------------------------------------

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)      |X|                    Rule 12h-3(b)(1)(i)       | |
   Rule 12g-4(a)(1)(ii)     | |                    Rule 12h-3(b)(l)(ii)      | |
   Rule 12g-4(a)(2)(i)      | |                    Rule 12h-3(b)(2)(i)       | |
   Rule 12g-4(a)(2)(ii)     | |                    Rule 12h-3(b)(2)(ii)      | |
                                                   Rule 15d-6                | |

Approximate number of holders of record as of record as of the certification or notice date: 1
               -------------


         Pursuant to the requirements of the Securities Exchange Act of 1934, Promus Hotel Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 1, 1999                   By: /s/ J. Kendall Huber
                                              --------------------------------
                                              Name: J. Kendall Huber
                                              Title:   Executive Vice President,
                                                       General Counsel and
                                                       Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.




SEC 2069(B-96)